EXHIBIT 99.1

Air Methods Reports 1Q2010 Results and 2Q2010 Update

Fully-Diluted EPS of $0.01 in Line With Previously-Disclosed Expectation

DENVER, May 6, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, reported financial results for the quarter ended March 31, 2010 and provided an update on April 2010 flight volumes. For the quarter, revenue decreased 5% to $118.5 million from $125.4 million in the prior-year quarter. Net income for the first quarter of 2010 was $0.1 million, or $0.01 per diluted share, compared with net income of $5.0 million, or $0.41 per diluted share, in the first quarter of 2009. As previously announced, the decrease in net income was primarily attributed to lower patient flight volumes associated with increased weather severity and to higher maintenance expenditures.

Community-based patient transports were 8,592 during the current-year quarter, compared with 9,432 in the prior-year quarter, a 9% decrease. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 14% or 1,238 transports, while weather cancellations for these same bases increased by 635 transports compared with the prior-year quarter. Requests for community-based service decreased 9% for bases open greater than one year, partially attributed to the effect of the more severe weather on overall need for service. Flight volume within hospital-based operations also declined 11% as compared with the prior-year quarter. Net revenue per community-based transport increased 4% from $7,305 to $7,621 in the current-year quarter despite a decrease in insured patients from 43% to 36% of total community-based transports, as compared with the prior-year quarter. Approximately half of this percentage decrease moved to Medicare coverage, with the other half to Medicaid.

Maintenance expense increased $1.9 million or 12% compared with the prior-year quarter, despite a 15% decline in flight hours. This increase was primarily attributed to a near doubling of major maintenance events during the quarter, as compared with the first quarter of 2009. Fuel expense increased by $0.2 million to $3.0 million compared with the prior-year quarter, reflecting a 19% increase per hour flown.

For the first quarter, community-based divisional revenue decreased 4% to $66.7 million, compared to $69.2 million in the prior year, while segment net income decreased to $0.9 million from $7.9 million. Hospital-based divisional revenue decreased 1% to $48.0 million from $48.6 million in the prior-year period, while segment net income remained mostly unchanged at $4.0 million compared with $4.1 million in the prior-year quarter. Products Division's external revenue decreased 49% to $3.9 million compared with $7.6 million in the prior-year quarter, while its external segment net income decreased by $1.3 million as compared with the prior year. External backlog within the Products Division has increased to $23.8 million at the end of the quarter, compared with $15.1 million at the beginning of the fiscal year, and $12.4 million at the end of the prior-year first quarter.

The Company also provided an update on April 2010 flight volume. Total community-based transports were 3,478 during April 2010 compared with 3,453 in April 2009. April 2010 Same-Base Transports decreased by 139 transports, or 4%, as compared with April 2009. Weather cancellations during April 2010 for these same bases decreased 220, as compared with the prior-year month.

Aaron Todd, CEO, stated, "We are pleased that more moderate weather in April has improved our total community-based patient flight volume, even though Same-Base Transports still reflected a decrease. April flight volume in the prior year exceeded the average monthly volume for May and June 2009, which was unusual. As a result, if moderate weather conditions continue through May and June of the current year, we would anticipate greater growth in total transports and potentially a return to growth in Same-Base Transports during the remainder of the second quarter. Our net revenue per community-based transport during the first quarter of 2010 was 9% higher than the second quarter of 2009 and does not yet reflect any net benefit from the April 2010 price increase. Accordingly, we would anticipate healthy percentage growth during the second quarter in our net reimbursement per patient transport, as well. Finally, we anticipate greatly improved performance in our Products Division net results, as much of the increased backlog is expected to be recognized during the remainder of 2010."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 71636013, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$42,158	38,073
Trade receivables, net	105,493	113,563
Other current assets	52,473	55,460

Total current assets	200,124	207,096

Net property and equipment	190,884	181,742
Other assets, net	35,728	35,294

Total assets	$426,736	424,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$2,255	4,510
Current portion of indebtedness	15,568	15,850
Accounts payable, accrued expenses and other	56,651	53,370

Total current liabilities	74,474	73,730

Long-term indebtedness	91,070	90,980
Other non-current liabilities	64,100	62,880

Total liabilities	229,644	227,590

Total stockholders' equity	197,092	196,542

Total liabilities and stockholders' equity	$426,736	424,132

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended March 31,

	2010	2009

Revenue:
Flight operations	$113,279	117,014
Product operations	3,905	7,649
Other	1,318	720
Total revenue	118,502	125,383

Expenses:
Operating expenses	95,391	94,278
General and administrative	15,935	17,243
Depreciation and amortization	5,595	4,589
	116,921	116,110

Operating income	1,581	9,273

Interest expense	(1,461)	(1,235)
Other, net	46	102

Income before income taxes	166	8,140

Income tax expense	(63)	(3,152)

Net income	$103	4,988

Income per common share:
Basic	$0.01	0.41
Diluted	$0.01	0.41

Weighted average common shares outstanding - basic	12,459,592	12,088,306
Weighted average common shares outstanding - diluted	12,529,664	12,274,671
CONTACT:  Air Methods Corporation
          Aaron D. Todd, Chief Executive Officer
          (303) 792-7413